EXHIBIT 4.1

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(b) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT)

  US $100,000.00

FRIENDABLE, INC.
&
FAN PASS, INC.
12% CONVERTIBLE LOAN or PROMISSORY NOTE
TERM – 12 MONTHS
DUE - December 14, 2019

FOR VALUE RECEIVED, Friendable, Inc., (the “Company”) and its wholly owned subsidiary Fan Pass, Inc. (the “Sub”) promises to pay to the order of ROBERT G. BISHOP, as Trustee of ROBERT G. BISHOP Revocable Trust Dated April 30, 2018 and any of its authorized successors (the “Holder”) the aggregate principal face amount of One Hundred Thousand Dollars (U.S. $100,000.00) on December 14, 2019 ("Maturity Date") and to pay interest on the principal amount outstanding hereunder at the rate of 12% per annum commencing on the date hereof. The interest will be paid to the Holder in whose name this Loan/Note is registered on the records of the Company. The principal of, and interest on, this Convertible Loan/Note are payable at 2744 W Casas Drive, Tucson AZ 85742. The Company will pay each interest payment and the outstanding principal due upon this Note before or on the Maturity Date, unless at the Holder’s election, the balance of such Convertible Loan/Note is converted to equity, under the terms of conversion identified herein.

This Note is subject to the following additional provisions:

1.
This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended ("Act") and applicable state securities laws. Any conversion ("Notice of Conversion") shall be presented to the Company in writing, on or before the maturity date of stated Convertible Loan/Note.

2.            (a)           The Holder of this Note is entitled, at its option, and after full cash payment under the terms of this Convertible Loan/Note agreement are transferred to the Company, to (“Convert”) the total balance of the Convertible Loan/Note, plus interest. Interest will be calculated based on any conversion that may occur, prior to the 12-month maturity date. Holder, upon such election to convert the Convertible Loan/Note, shall be entitled to receive shares in both Friendable, Inc. (the “Parent Company”) and Fan Pass, Inc. (the “Subsidiary).

Upon conversion, the Holder shall receive shares as follows:

Friendable, Inc. - ONE HUNDRED THOUSAND (“100,000”) SHARES
COMMON STOCK (Post split & debt restructure)
TOTAL - 1.63% EQUITY OWNERSHIP

Fan Pass, Inc. – TWO MILLION (“2,000,000”) SHARES COMMON STOCK
TOTAL – 18.2% EQUITY OWNERSHIP

(b)            Upon a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, or any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock, the Holder, convert at any time prior to the maturity date and receive credit for 12 months of interest on an accelerated basis.

(c)            In case of any Sale Event in connection with which this Convertible Loan/Note is not redeemed or converted, the Company shall cause effective provision to be made so that the Holder of this Note shall have the right thereafter, by converting this Note, to purchase or convert this Note into the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation or merger. The foregoing provisions shall similarly apply to successive Sale Events, as determined by the Board of Directors of the Company or successor person or entity acting in good faith.

3.            No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, or allowing Holder to Convert this Convertible Loan/Note into shares at the time, place, and rate, and in the form, herein prescribed, at the election of the Holder.

If the Company should default in the payment of principal or interest on this Note or any other note issued to the Holder;

Then, or at any time thereafter, unless cured within ten (10) days, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies afforded by law.

4.            Neither this Convertible Loan/Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

5.            The Company will give the Holder direct notice of any corporate actions including but not limited to name changes, stock splits, recapitalizations etc. This notice shall be given to the Holder as soon as possible under law.

6.            The Company will keep in close communications with updates regarding the progress in executing the special stock offering/fund raising and implementing the Fan Pass operations.

7.            Robert a Rositano Jr and Dean Rositano unconditionally guarantee all the obligations of the Borrower under this Note and expressly agrees that any modifications or extensions of this Note shall in no way impair its guarantee.

8.            This Note shall be governed by and construed in accordance with the laws of California applicable to contracts made and wholly to be performed within the State of California and shall be binding upon the successors and assigns of each party hereto. The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the Superior Court of California, County of Santa Clara or in the Federal District Court, Northern District of California. The email transmission of an executed version of this Note shall be effective as an original.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

Dated: December 13, 2018

FRIENDABLE, INC.
FAN PASS, INC.

/s/Robert A Rositano
By: ROBERT A ROSITANO JR
Title: CEO

/s/Dean Rositano
By: DEAN ROSITANO
Title: CTO

Holder:	/s/ Robert G Bishop

By:	Robert G Bishop

Title:	Trustee

  EXHIBIT A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Loan/Note)

The undersigned hereby irrevocably elects to convert $___________ of the above Note into _________ Shares of Common Stock of Friendable, Inc. and/or Fan Pass, Inc. (“Shares”) according to the conditions set forth in such Convertible Loan/Note, as of the date written below.

If Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer and other taxes and charges payable with respect thereto.

Date of Conversion:
Signature:
[Print Name of Holder and Title of Signer]
Address:

SSN or EIN:
Shares are to be registered in the following name:

Name:
Address:
Tel:
Fax:
SSN or EIN:

Shares are to be sent or delivered to the following account:

Account Name:
Address: